QEP RESOURCES, INC.
PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
(Unaudited)

On July 24, 2017, QEP Resources, Inc. (the "Company"), through its wholly owned subsidiary QEP Energy Company, entered into a Purchase and Sale Agreement (the "Purchase Agreement") with Pinedale Energy Partners, LLC (the "Buyer"), an affiliate of Oak Ridge Natural Resources, LLC, to sell oil and natural gas interests in the Pinedale Anticline located in Sublette County, Wyoming (the "Pinedale Disposition"), for an aggregate purchase price of approximately $740.0 million, subject to purchase price adjustments. As contemplated by the Purchase Agreement, certain rights and obligations of Buyer under the Purchase Agreement were subsequently assigned by Buyer to its wholly owned subsidiary Pinedale Energy Partners Operating LLC ("PEPO"). On September 20, 2017, the Company closed on the Pinedale Disposition for net cash proceeds (after purchase price adjustments) of approximately $718.2 million, subject to post-closing purchase price adjustments. As part of the Pinedale Purchase Agreement, the Company agreed to reimburse the Buyer for certain deficiency charges incurred related to gas processing and natural gas liquids (NGL) transportation and fractionation contracts, if any, between the effective date of the sale and December 31, 2019.

The Pinedale Disposition constituted a significant disposition for purposes of Item 2.01 of Form 8-K. As a result, the Company prepared the accompanying unaudited pro forma condensed consolidated financial statements in accordance with Article 11 of Regulation S-X. The Pinedale Disposition does not qualify as discontinued operations as it does not represent a strategic shift that will have a major effect on the Company's operations or financial results.

The unaudited pro forma balance sheet data as of June 30, 2017, gives effect to the Pinedale Disposition as if the transaction had occurred on June 30, 2017. The unaudited pro forma statements of operations data for the six month period ended June 30, 2017, and the year ended December 31, 2016, gives effect to the Pinedale Disposition as if the transaction had occurred on January 1, 2016. The pro forma adjustments are described in the accompanying notes and are based upon information and assumptions available at the time of the filing of this Current Report on Form 8-K.

The unaudited pro forma condensed consolidated financial statements were based on and derived from our historical consolidated financial statements, adjusted for those amounts which were determined to be directly attributable to the Pinedale Disposition, factually supportable, and with respect to the unaudited pro forma condensed consolidated statements of operations, expected to have a continuing impact on our consolidated results. Actual adjustments, however, may differ materially from the information presented. Pro forma adjustments do not include allocations of corporate costs, as those are not directly attributable to the Pinedale Disposition. The unaudited pro forma financial information is subject to adjustments and is presented for informational purposes only and does not purport to represent what the Company's results of operations or financial position would actually have been if the Pinedale Disposition had in fact occurred on the dates discussed above. It also does not project or forecast the Company's consolidated results of operations or financial position for any future date or period.

The unaudited pro forma condensed consolidated financial statements have been developed from and should be read in conjunction with the Company’s historical consolidated financial statements and accompanying notes contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, and Quarterly Report on Form 10-Q for quarter ended June 30, 2017.

QEP RESOURCES, INC.
PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited)

	June 30, 2017
	Historical	Pro Forma Adjustments		Pro Forma
ASSETS	(in millions)
Current Assets
Cash and cash equivalents	$178.8	$713.1	(a)	$891.9
Accounts receivable, net	165.0	(12.1)	(b)	152.9
Income tax receivable	12.9	—		12.9
Fair value of derivative contracts	48.8	—		48.8
Hydrocarbon inventories, at lower of average cost or net realizable value	8.6	(3.0)	(b)	5.6
Prepaid expenses and other	10.2	—		10.2
Total Current Assets	424.3	698.0		1,122.3
Property, Plant and Equipment (successful efforts method for oil and gas properties)
Proved properties	14,840.2	(3,070.5)	(b)	11,769.7
Unproved properties	729.6	(0.5)	(b)	729.1
Gathering and other	305.8	—		305.8
Materials and supplies	39.0	(5.6)	(b)	33.4
Total Property, Plant and Equipment	15,914.6	(3,076.6)		12,838.0
Less Accumulated Depreciation, Depletion and Amortization
Exploration and production	9,069.9	(2,538.8)	(b)	6,531.1
Gathering and other	107.4	—		107.4
Total Accumulated Depreciation, Depletion and Amortization	9,177.3	(2,538.8)		6,638.5
Net Property, Plant and Equipment	6,737.3	(537.8)		6,199.5
Fair value of derivative contracts	28.6	—		28.6
Other noncurrent assets	75.3	—		75.3
TOTAL ASSETS	$7,265.5	$160.2		$7,425.7
LIABILITIES AND EQUITY
Current Liabilities
Checks outstanding in excess of cash balances	$11.9	$—		$11.9
Accounts payable and accrued expenses	305.9	(0.3)	(b)	332.2
		26.6	(c)
Production and property taxes	33.0	—		33.0
Interest payable	32.9	—		32.9
Fair value of derivative contracts	1.4	—		1.4
Current portion of long-term debt	134.0	—		134.0
Total Current Liabilities	519.1	26.3		545.4
Long-term debt	1,889.0	—		1,889.0
Deferred income taxes	894.3	—	(g)	894.3
Asset retirement obligations	225.6	(34.9)	(b)	190.7
Fair value of derivative contracts	0.1	—		0.1
Other long-term liabilities	102.4	(0.7)	(b)	110.2
		8.5	(c)
Commitments and contingencies
EQUITY
Total Common Shareholders' Equity	3,635.0	161.0	(d)	3,796.0
TOTAL LIABILITIES AND EQUITY	$7,265.5	$160.2		$7,425.7

See Notes accompanying the Pro Forma Condensed Consolidated Financial Statements.

QEP RESOURCES, INC.
PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Six Months Ended June 30, 2017
	Historical	Pro Forma Adjustments (e)	Pro Forma
REVENUES	(in millions, except per share amounts)
Oil sales	$437.7	$(12.7)	$425.0
Gas sales	268.7	(106.8)	161.9
NGL sales	51.8	(20.0)	31.8
Other revenue (loss)	6.7	0.2	6.9
Purchased oil and gas sales	38.9	—	38.9
Total Revenues	803.8	(139.3)	664.5
OPERATING EXPENSES
Purchased oil and gas expense	38.5	—	38.5
Lease operating expense	139.2	(17.5)	121.7
Transportation and processing costs	142.4	(50.8)	91.6
Gathering and other expense	3.3	—	3.3
General and administrative	64.9	7.0	71.9
Production and property taxes	57.6	(13.2)	44.4
Depreciation, depletion and amortization	383.3	(27.0)	356.3
Exploration expenses	0.4	—	0.4
Impairment	0.1	—	0.1
Total Operating Expenses	829.7	(101.5)	728.2
Net gain (loss) from asset sales	19.8	—	19.8
OPERATING INCOME (LOSS)	(6.1)	(37.8)	(43.9)
Realized and unrealized gains (losses) on derivative contracts	267.6	—	267.6
Interest and other income (expense)	2.4	(0.4)	2.0
Interest expense	(68.7)	0.1	(68.6)
INCOME (LOSS) BEFORE INCOME TAXES	195.2	(38.1)	157.1
Income tax (provision) benefit	(72.9)	13.5	(59.4)
NET INCOME (LOSS)	$122.3	$(24.6)	$97.7

Earnings (loss) per common share
Basic	$0.51		$0.41
Diluted	$0.51		$0.41

Weighted-average common shares outstanding
Used in basic calculation	240.4		240.3
Used in diluted calculation	240.5		240.5
Dividends per common share	$—		$—

See Notes accompanying the Pro Forma Condensed Consolidated Financial Statements.

QEP RESOURCES, INC.
PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Year Ended December 31, 2016
	Historical	Pro Forma Adjustments (e)		Pro Forma
REVENUES	(in millions, except per share amounts)
Oil sales	$769.1	$(25.8)		$743.3
Gas sales	417.1	(194.1)		223.0
NGL sales	83.5	(40.6)		42.9
Other revenue (loss)	6.2	0.6		6.8
Purchased oil and gas sales	101.2	—		101.2
Total Revenues	1,377.1	(259.9)		1,117.2
OPERATING EXPENSES
Purchased oil and gas expense	105.5	—		105.5
Lease operating expense	224.7	(32.4)		192.3
Transportation and processing costs	289.2	(108.2)		181.0
Gathering and other expense	5.0	—		5.0
General and administrative	198.4	13.9		212.3
Production and property taxes	94.8	(23.1)		71.7
Depreciation, depletion and amortization	871.1	(101.9)		769.2
Exploration expenses	1.7	(0.2)		1.5
Impairment	1,194.3	(1,164.0)		30.3
Total Operating Expenses	2,984.7	(1,415.9)		1,568.8
Net gain (loss) from asset sales	5.0	—	(f)	5.0
OPERATING INCOME (LOSS)	(1,602.6)	1,156.0		(446.6)
Realized and unrealized gains (losses) on derivative contracts	(233.0)	—		(233.0)
Interest and other income (expense)	25.6	(0.8)		24.8
Interest expense	(143.2)	—		(143.2)
INCOME (LOSS) BEFORE INCOME TAXES	(1,953.2)	1,155.2		(798.0)
Income tax (provision) benefit	708.2	(403.0)		305.2
NET INCOME (LOSS)	$(1,245.0)	$752.2		$(492.8)

Earnings (loss) per common share
Basic	$(5.62)			$(2.22)
Diluted	$(5.62)			$(2.22)

Weighted-average common shares outstanding
Used in basic calculation	221.7			221.7
Used in diluted calculation	221.7			221.8
Dividends per common share	$—			$—

See Notes accompanying the Pro Forma Condensed Consolidated Financial Statements.

QEP RESOURCES, INC.
NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
(Unaudited)

Note 1 – Basis of Presentation

The unaudited pro forma condensed consolidated financial statements give effect to the pro forma adjustments necessary to reflect the Pinedale Disposition as if the transaction had occurred as of January 1, 2016, in the unaudited pro forma statements of operations for the six months ended June 30, 2017, and the year ended December 31, 2016 and on June 30, 2017, in the unaudited pro forma balance sheet.

Note 2 – Pro Forma Adjustments

The unaudited pro forma condensed consolidated financial statements represent the following adjustments:

(a)	To adjust cash and cash equivalents for the receipt of cash proceeds from the Pinedale Disposition of $740.0 million, net of purchase price adjustments and estimated selling costs.

(b)	To eliminate assets and liabilities related to the assets sold as of June 30, 2017.

(c)
To adjust for the remaining liability expected to be incurred by the Company, pursuant to the Pinedale Purchase Agreement, in which the Company will reimburse the Buyer for certain deficiency charges incurred related to gas processing and NGL transportation and fractionation contracts, if any, between the effective date of the sale and December 31, 2019.

(d)	To adjust shareholders' equity, which amount is primarily related to the estimated gain on sale from the Pinedale Disposition that would have been recorded as of June 30, 2017.

(e)	To eliminate revenues and expenses, including the tax impact, related to the operations of the assets sold for the six months ended June 30, 2017, and the year ended December 31, 2016.

(f)
The gain directly attributable to the Pinedale Disposition is not expected to have a continuing impact on the Company's operations, and therefore, is not reflected in the unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2016.

(g)
There is no pro forma adjustment to deferred income taxes as the Company expects to use the proceeds from the Pinedale Disposition to fund its previously announced acquisition of properties in the Permian Basin through a like-kind exchange.